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July 21, 1997




Victor Lee
1539 Queenstown Court
Sunnyvale, CA 94087

Dear Victor:

We are happy to make you this offer of employment at VLSI Technology, Inc. under the following terms and conditions:

1. Your title will be Vice President, Corporate Controller, reporting to me.

2. Your base compensation will be $6,731 per bi-weekly pay period, which equals $175,000 annually.

3. The Company will recommend to the Board of Directors that you be granted a stock option of 20,000 shares of VLSI stock under the Company's Stock Option Plan vesting 25% per year over 4 years, at the Fair Market Value of the Stock on the day of approval by the Board of Directors.

4. You will be eligible to participate in the 1997 Management Incentive Plan. This Plan provides for a bonus which is based upon achievement of annual profit and revenue targets for the Company as well as individual performance goals. Your management Incentive Bonus target will be 20% of your 1997 earnings.

5. You will receive, within two weeks of your start date, a one-time employment bonus of $50,000. Should you voluntarily terminate your employment within one year of your start date, you agree to reimburse VLSI the entire amount ($50,000). You also agree that the company may offset this amount against your final wages to help effect the reimbursement. At your one year anniversary date you will receive an additional $50,000 and $25,000 at your second anniversary date.

6. You will be entitled to receive VLSI's benefits made available to all VLSI employees to the full extent of your eligibility. This will include a competitive life insurance, medical and dental plan.

7. In accordance with the requirements of the Immigration Reform and Control Act of 1986, you will be required to provide verification of your identity and legal right to work in the United States. THIS DOCUMENTATION MUST BE PRESENTED ON YOUR FIRST DAY OF EMPLOYMENT.

8. A "Proprietary Information and Inventions Agreement" will be signed and accepted upon your first day of work.

9.       This offer is contingent upon successfully passing VLSI's
         pre-employment screen, including a drug and criminal background check. Failure to report for the drug screen within 48 hours of acceptance of this written offer will result in withdrawal of this offer. Please schedule an
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         appointment with Doctors on Duty, 1910 N. Capitol Ave., San Jose, CA at
         95132 (408) 942-0333 for the drug screen. If you reside outside of the San Jose, CA area please contact Diane Neu, VLSI Staffing Administrator at (408) 434-7753 to arrange for drug screening.

10. Nothing in the employment process, this employment offer, or your future employment should be construed as a guarantee of continued employment, but rather, employment with the Company is on an "at will" basis. This means that the employment relationship may be terminated at any time by either the employee or the Company for any reason not expressly prohibited by law. Any written or oral statement to the contrary by a supervisor, corporate officer or other agent of the Company is invalid and should not be relied upon. The terms and conditions of your employment with VLSI may change, but will not effect the "at will" employee relationship between yourself and VLSI.

Please sign and date one copy of this letter indicating your acceptance and start date, and return to me.

Typically, your start date will be on a Monday in order to attend Human Resources orientation. Orientations are conducted every Monday morning at 8:30a.m. unless otherwise indicated. Please report to 1240 Mckay Drive, San Jose, CA on the Monday morning that you start work at VLSI.

At orientation you will enroll in our benefits plan(s), which will take effect immediately upon your date of hire (the first day you report to work at VLSI). Therefore, it is important that you review the benefit summary and come prepared to make decisions about which benefit plan(s) you elect to participate in. Although you will be asked to choose between various benefit options during orientation, there is a five (5) day "grace period" during which you will be able to make changes to your benefit plan selections. It is also important to bring the birthdates of all of your dependents for this process.

We recognize, Victor, that you have great potential and we are confident you will be a valuable asset to our team. The infusion of a new talent and enthusiasm is vital to our status as an industry leader and this offer exhibits our belief in you becoming an important contributor.

Sincerely,

VLSI Technology, Inc.

/s/ Bala Iyer
Chief Financial Officer

THIS OFFER EXPIRES ONE WEEK FROM THE DATE OF THIS LETTER.




ACCEPT:        /s/ VICTOR K. LEE              DATE:   7/26/97
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START DATE:    8/21/97
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